Exhibit 10.12.2
DEFINED CONTRIBUTION MAKE-UP PLAN
OF
CONOCOPHILLIPS
TITLE II
(Effective for benefits earned or vested after
December 31, 2004)
2008 RESTATEMENT
The Defined Contribution Make-Up Plan of ConocoPhillips is intended to provide certain specified benefits to Highly Compensated Employees whose benefits under the ConocoPhillips Savings Plan might otherwise be limited. Title I of this Plan is effective with regard to benefits earned and vested prior to January 1, 2005, while Title II of this Plan is effective with regard to benefits earned or vested after December 31, 2004. Earnings, gains, and losses shall be allocated to the Title of the Plan to which the underlying obligations giving rise to them are allocated.
This Title II of the Plan is intended (1) to comply with Code section 409A, as enacted as part of the American Jobs Creation Act of 2004, and official guidance issued thereunder, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated, and administered in a manner consistent with these intentions.

Section 1. Definitions.
For purposes of the Plan, the following terms, as used herein, shall have the meaning specified:
(a)
“Allocation Ratio” shall mean the ratio determined by dividing (i) an amount equal to the total value of the unallocated shares of Stock allocated to Stock Savings Feature participants and beneficiaries as of a Stock Savings Feature Semiannual Allocation Date or Supplemental Allocation Date (as defined in the CPSP) by (ii) an amount equal to the total net Stock Savings Feature employee deposits used in the calculation of the Stock Savings Feature Semiannual Allocation or Supplemental Allocation (as defined in the CPSP).

(b)
“Beneficiary” shall mean a person or persons designated by a Participant to receive, in the event of death, any unpaid portion of a Participant’s Benefit from this Plan. Any Participant may designate one or more persons primarily or contingently as beneficiaries in writing upon forms supplied by and delivered to the Company, and may revoke such designations in writing. If a Participant fails to properly designate a beneficiary, then the Benefits will be paid in the following order of priority:

(i)	Surviving spouse; then

(ii)	Surviving children in equal shares; then

(iii)	To the estate of the Participant.
(c)	“Benefit” shall mean an obligation of the Company to pay amounts from this Plan.
(d)	“Board” shall mean the Board of Directors of the Company, as it may be comprised from time to time.
(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.
(f)	“Company” shall mean ConocoPhillips Company, a Delaware corporation, or any successor corporation. The Company is a subsidiary of ConocoPhillips.
(g)	“ConocoPhillips” shall mean ConocoPhillips, a Delaware corporation, or any successor corporation. ConocoPhillips is a publicly held corporation and the parent of the

Company.
(h)	“Controlled Group” shall mean ConocoPhillips and its Subsidiaries.
(i)	“CPSP” shall mean the ConocoPhillips Savings Plan.

(j)	“CPSP Pay” shall mean “Pay” as defined in the CPSP.
(k)	“DCMP Pay” shall mean “Pay” as defined in the CPSP without regard to Pay Limitations or voluntary salary reduction under provisions of the KEDCP.
(l)
“Election Form” shall mean a written form, including one in electronic format, provided by the Plan Administrator pursuant to which a Participant may elect the time and form of payment of his or her Benefit.

(m)	“Employee” shall mean any individual who is a salaried employee of the Company or any Participating Subsidiary.
(n)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.
(o)	“Frozen Plan” shall mean Title I of the Defined Contribution Make-Up Plan of ConocoPhillips.
(p)
“Highly Compensated Employee” shall mean an Employee whose DCMP Pay exceeds the amount set forth in Code section 401(a)(17), as amended from time to time, or who is eligible to elect a voluntary salary reduction under the provisions of the KEDCP.

(q)
“Investment Options” shall mean the investment options, as determined from time to time by the Plan Administrator, used to credit earnings, gains, and losses on Supplemental Thrift Feature Account and Supplemental Stock Savings Feature Account balances.

(r)	“KEDCP” shall mean the Key Employee Deferred Compensation Plan of ConocoPhillips or any similar or successor plan maintained by a member of the Controlled Group.
(s)
“Leveraged Stock Fund” shall mean an Investment Option under this Plan that is accounted for as if investments were made in the common stock, $0.01 par value, of ConocoPhillips, although no such actual investments need be made, with accounting entries being sufficient therefor.

(t)	“Ongoing Plan” shall mean Title II of the Defined Contribution Make-Up Plan of ConocoPhillips.
(u)
“Participant” shall mean an Employee who is eligible to receive a Benefit from this Plan as a result of being a Highly Compensated Employee and any person for whom a Supplemental Thrift Feature Account and/or a Supplemental Stock Savings Feature Account is maintained.

(v)
“Participating Subsidiary” shall mean a Subsidiary which has adopted the CPSP, and one or more Employees of which are Participants eligible to make deposits to the CPSP, or are eligible for Benefits pursuant to this Plan.

(w)	“Pay Limitations” shall mean the compensation limitations applicable to the CPSP that are set forth in Code section 401(a)(17), as adjusted.
(x)	“Plan” shall mean the Defined Contribution Make-Up Plan of ConocoPhillips. The Plan is sponsored and maintained by the Company.
(y)	“Plan Administrator” shall mean the Manager, Compensation and Benefits, of the Company, or his successor.
(z)	“Plan Year” means January 1 through December 31.
(aa)
“Separation from Service” shall mean the date on which the Participant separates from service with the Controlled Group within the meaning of Code section 409A, whether by reason of death, disability, retirement, or otherwise. In determining Separation from Service, with regard to a bona fide leave of absence that is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period set forth in section 1.409A-1(h)(1)(i) of the regulations issued under section 409A of the Code, as allowed thereunder.

(bb)	“Stock” shall mean shares of common stock, $0.01 par value, issued by ConocoPhillips.

(cc)	“Stock Savings Feature” shall mean the Stock Savings Feature of the CPSP.

(dd)
“Subsidiary” shall mean any corporation or other entity that is treated as a single employer with ConocoPhillips under section 414(b) or (c) of the Code. In applying section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code and for purposes of determining trades or businesses (whether or not incorporated) under common control under regulation section 1.414(c)-2 for purposes of section 414(c) of the Code, the language “at least 80%” shall be used without substitution as allowed under regulations pursuant to section 409A of the Code.

(ee)
“Supplemental Stock Savings Contributions” shall mean an amount equal to 1% of the amount of the Participant’s DCMP Pay for a Plan Year that is in excess of the Participant’s CPSP Pay for such Plan Year.

(ff)
“Supplemental Stock Savings Feature Account” shall mean the Plan Benefit account of a Participant that reflects the portion of his or her Benefit that is intended to replace certain Stock Savings Feature benefits to which the Participant might otherwise be entitled but for the application of the Pay Limitations and/or a voluntary salary reduction under the KEDCP.

(gg)	“Supplemental Thrift Contributions” shall mean an amount equal to 1.25% of the amount of the Participant’s DCMP Pay for a Plan Year that is in excess of the Participant’s CPSP Pay for such Plan Year.
(hh)
“Supplemental Thrift Feature Account” shall mean the Plan Benefit account of a Participant which reflects the portion of his or her Benefit which is intended to replace certain Thrift Feature benefits to which the Participant might otherwise be entitled but for the application of the Pay Limitations and/or a voluntary salary reduction under the KEDCP.

(ii)	“Thrift Feature” shall mean the Thrift Feature of the CPSP.
(jj)
“Trustee” shall mean the trustee of the grantor trust established by the Trust Agreement between the Company (known then as Phillips Petroleum Company) and Wachovia Bank, N.A. dated as of June 1, 1998, or any successor trustee.

(kk)	“Valuation Date” shall mean “Valuation Date” as defined in the CPSP.

Section 2. Purpose.
The purpose of this Plan is to provide supplemental benefits for those Highly Compensated Employees whose benefits under the CPSP might otherwise be affected by Pay Limitations or by a voluntary reduction in salary under provisions of KEDCP.
Section 3. Eligibility.
Benefits may only be granted to Highly Compensated Employees.
Section 4. Supplemental Thrift Feature Account Benefits.
For any payroll period in which a Highly Compensated Employee’s DCMP Pay exceeds his or her CPSP Pay, a Benefit amount shall be credited to a Highly Compensated Employee’s Supplemental Thrift Feature Account for the Ongoing Plan no later than the end of the month following the Valuation Date that Company contributions are made to the Highly Compensated Employee’s Thrift Feature account, or would have been made to such account if the Highly Compensated Employee had received Company contributions under the Thrift Feature. The Benefit amount so credited shall equal 1.25% of the amount by which the Highly Compensated Employee’s DCMP Pay for that payroll period exceeds his or her CPSP Pay for that payroll period.
Section 4.1 Supplemental Thrift Feature Account Earnings.
The Company shall periodically credit earnings, gains, and losses to a Participant’s Supplemental Thrift Feature Account, until the full balance of such Account has been distributed. Earnings, gains, and losses shall be credited to a Participant’s Supplemental Thrift Feature Account under this Section based on the results that would have been achieved had amounts credited to such

Account been invested as soon as practicable after crediting into Investment Options selected by the Participant. The Plan Administrator shall specify procedures to allow Participants to make elections as to the deemed investment of amounts newly credited to their Supplemental Thrift Feature Accounts, as well as the deemed investment of amounts previously credited to their Supplemental Thrift Feature Accounts. Nothing in this Section or otherwise in the Plan, however, will require the Company to actually invest any amounts in such Investment Options or otherwise.
Section 5. Supplemental Stock Savings Feature Account Benefits.
For each month in which a Semiannual or Supplemental Allocation (as defined in the CPSP) is made to a Highly Compensated Employee’s Stock Savings Feature Account, or would have been made to such account if the Highly Compensated Employee had received a Semiannual or Supplemental Allocation, a Benefit amount shall be credited to his or her Supplemental Stock Savings Feature Account. The Benefit amount to be credited shall be calculated in shares in the Leveraged Stock Fund of this Plan and shall be equal to (i) the Highly Compensated Employee’s Supplemental Stock Savings Contributions during the applicable Allocation Period (as defined in the CPSP) multiplied by the applicable Allocation Ratio, divided by (ii) the share value for the Leveraged Stock Fund of the CPSP on the applicable Allocation Date (as defined in the CPSP). This amount shall be credited no later than the end of the month following the Valuation Date that a Semiannual Allocation or Supplemental Allocation is made under the Stock Savings Feature, or would have been made had the Highly Compensated Employee received such a Semiannual Allocation or Supplemental Allocation under the Stock Savings Feature. A share in the Leveraged Stock Fund of this Plan shall have a value equivalent to a share in the Leveraged Stock Fund of the CPSP.

Section 5.1 Supplemental Stock Savings Feature Account Earnings.
After being initially invested in the Leveraged Stock Fund account, the amounts in the Participant’s Supplemental Stock Savings Feature Account shall thereafter be eligible to be invested in Investment Options selected by the Participant. The Company shall periodically credit earnings, gains and losses to a Participant’s Supplemental Stock Savings Feature Account, until the full balance of such Account has been distributed. Earnings, gains, and losses shall be credited to a Participant’s Supplemental Stock Savings Feature Account under this Section based on the results that would have been achieved had amounts credited to such Account been invested as soon as practicable after crediting into the Leveraged Stock Fund of this Plan or the Investment Options selected by the Participant. The Plan Administrator shall specify procedures to allow Participants to make elections as to the deemed investment of amounts previously credited to their Supplemental Stock Savings Feature Accounts. Nothing in this Section or otherwise in the Plan, however, will require the Company to actually invest any amounts in Stock or in such Investment Options or otherwise.
Section 6. Payment.
In the absence of an effective election under Section 6.1 or Section 6.2, Benefits that a Participant is eligible to receive under the Ongoing Plan (and earnings, gains, and losses thereon) shall normally be paid in one lump sum payment on the date that is six months after the date of the Participant’s Separation from Service. Furthermore, in the absence of an effective election under Section 6.1 or Section 6.2, if the Participant dies prior to his or her Separation from Service, or after his or her Separation from Service but prior to the date that the Benefits which the Participant is eligible to receive under the Ongoing Plan (and earnings, gains, and losses thereon) commence to be paid, the Benefits that the Participant is eligible to receive under the Ongoing Plan (and earnings, gains, and losses thereon) shall be paid in one lump sum cash payment to the Participant’s Beneficiary on the date of the Participant’s death.

Section 6.1 Payment Election by Participant.
A Participant may elect on an Election Form delivered to the Plan Administrator at a time set by the Plan Administrator (which shall be prior to the beginning of the Plan Year) to have the amounts attributable to Benefits under the Ongoing Plan that are credited to his or her Supplemental Thrift Feature Account (and earnings, gains, and losses thereon) with respect to such Plan Year and the amounts attributable to Benefits credited to his or her Supplemental Stock Savings Feature Account (and earnings, gains, and losses thereon) with respect to such Plan Year paid to the Participant in either:
(a)	one lump sum payment, or
(b)	annual, semi-annual, or quarterly installments, using a declining balance method, over a period ranging from one to fifteen years.
A Participant may elect to have payments commence as of the beginning of any calendar quarter that is at least one year after the date of the Participant’s Separation from Service, provided that no payment shall be made after the date that is twenty years after the date of the Participant’s Separation from Service.
Section 6.2 Change in Time or Form of Payment.
A Participant may make an election to change the time or form of payment elected under Section 6.1 or the payment to be made under Section 6, but only if the following rules are satisfied:
(a)	The election to change the time or form of payment may not take effect until at least twelve months after the date on which such election is made;

(b)	Payment under such election may not be made earlier than at least five years from the date the payment would have otherwise been made or commenced;

(c)	Such payment may commence as of the beginning of any calendar quarter;

(d)	An election to receive payments in installments shall be treated as a single payment for purposes of these rules;

(e)	The election may not result in an impermissible acceleration of payment prohibited under Code section 409A;

(f)	No more than four such elections shall be permitted with respect to Benefits credited to a Participant’s Accounts for a Plan Year; and

(g)	No payment may be made after the date that is twenty (20) years after the date of the Participant’s Separation from Service.
Section 6.3 Effect of Taxation.
If a portion of a Participant’s Benefit (and earnings, gains, and losses thereon) is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.
Section 7. Administration.
(a)
The Plan shall be administered by the Plan Administrator. The Plan Administrator may delegate to employees of the Company or any member of the Controlled Group the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take such other steps deemed necessary, advisable, or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Plan Administrator may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or Benefits hereunder.

(b)
Any claim for benefits hereunder shall be presented in writing to the Plan Administrator for consideration, grant, or denial. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(c)
In the case of a denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Plan Administrator. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period. A denial or partial denial of a claim will be dated and signed by the Plan Administrator and will clearly set forth:

(1)	the specific reason or reasons for the denial;

(2)	specific reference to pertinent Plan provisions on which the denial is based;

(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)
an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d)
Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Trustee for a full and fair review of the denied claim by filing a written notice of appeal with the Trustee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.
(e)	The Trustee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:
(1)	the specific reason or reasons for the adverse determination;

(2)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(3)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(4)
a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

(f)
A decision will be rendered no more than 60 days after the Trustee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Trustee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(g)
To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.
Section 8. Rights of Employees and Participants.
Nothing contained in the Plan (or in any other documents related to this Plan or to any Benefit) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Company or any member of the Controlled Group or constitute any contract or limit in any way the right of the Company or any member of the Controlled Group to change such person’s compensation or other benefits or to terminate the employment of such person with or without cause.
Section 9. Awards in Foreign Countries.
The Board or its delegate shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or Participating Subsidiaries may operate to assure the viability of the Benefits of Participants employed in such countries and to meet the purpose of this Plan.
Section 10. Amendment and Termination.
The Board reserves the right to amend or terminate this Plan at any time, and to delegate such authority as the Board deems necessary or desirable; provided that no member of the Board who is also a Participant shall participate in any action which has the actual or potential effect of increasing his or her Benefits hereunder; and further provided, the Company shall remain liable for any Benefits accrued under this Plan prior to the date of amendment or termination.

Section 11. Unfunded Plan.
All amounts payable under this Plan shall be paid solely from the general assets of the Company and any rights accruing to a Participant under the Plan shall be those of a general creditor; provided, however, that the Company may establish one or more grantor trusts to satisfy part or all of the Company’s Plan payment obligations so long as the Plan remains unfunded for purposes of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.
Section 12. Miscellaneous Provisions.
(a)
No right or interest of a Participant under this Plan shall be assignable or transferable, in whole or in part, directly or indirectly, by operation of law or otherwise (excluding devolution upon death or mental incompetency).

(b)
This Ongoing Plan replaces the Frozen Plan, which was frozen effective as of December 31, 2004. The distribution of amounts that were earned and vested (within the meaning of Code section 409A and official guidance issued thereunder) under the Frozen Plan prior to January 1, 2005 (and earnings thereon) and are exempt from the requirements of Code section 409A shall be made in accordance with the terms of the Frozen Plan as in effect on December 31, 2004.

(c)
No amount accrued or payable hereunder shall be deemed to be a portion of an Employee’s compensation or earnings for the purpose of any other employee benefit plan adopted or maintained by the Company, nor shall this Plan be deemed to amend or modify the provisions of the CPSP.

(d)	This Plan shall be construed, regulated, and administered in accordance with the laws of the State of Texas except to the extent that said laws have been preempted by the laws of the United States.

(e)
Except as otherwise provided herein, the Plan shall be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged.

(f)
It is the intention of the Company that, so long as any of ConocoPhillips’ equity securities are registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, this Plan shall be operated in compliance with 16(b) and, if any Plan provision or transaction is found not to comply with Section 16(b), that provision or transaction, as the case may be, shall be deemed null and void ab initio. Notwithstanding anything in the Plan to the contrary, the Company, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers and directors subject to Section 16(b) without so restricting, limiting or conditioning the Plan with respect to other Participants.

Section 13. Effective Date of the Restated Plan.
Title II of the Plan is amended and restated as set forth in this 2008 Restatement effective as of January 1, 2005.
Executed this 19th day of December 2008, effective as of January 1, 2005, with respect to benefits earned and vested after December 31, 2004.

/s/ Carin S. Knickel Carin S. Knickel
Vice President, Human Resources